                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-43727

   [LOCAL FINANICAL LOGO]             LOCAL FINANCIAL CORPORATION
                                     SUPPLEMENT NO. 6 TO PROSPECTUS
                                          DATED APRIL 20, 1998

    This supplement No. 6 (this "Supplement") to the Local Financial Corporation ("Local Financial") prospectus dated April 20, 1998 (as previously supplemented, the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following persons and information about the number of shares of Common Stock and principal amount of Senior Notes owned and offered by such persons to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.

                                                               NUMBER OF SHARES OF        PRINCIPAL AMOUNT OF
                                                                   COMMON STOCK        SENIOR NOTES BENEFICIALLY
                                                              BENEFICIALLY OWNED AND       OWNED AND OFFERED
                   NAME OF SELLING HOLDER                         OFFERED HEREBY                HEREBY
                   ----------------------                     ----------------------   -------------------------
David N. Brown..............................................               --                   100,000
College Retirement Equities Fund............................           65,000                        --
Financial Stocks Private Equity Fund 1998 L.P. .............        1,257,300                        --
Gross Foundation, Inc. .....................................           20,000                        --
Hawaii State Employees Retirement System....................           49,200                        --
Key L.C. ...................................................           20,000                        --
Lorraine -- Urethane Employee Pension Voluntary
  Contribution..............................................           10,000                        --
Putnam Funds Trust -- Putnam High Yield Trust II............        1,300,000                        --
Putnam High Yield Fixed Income Fund, LLC....................          200,000                        --
Seneca Capital..............................................           30,000                        --
Valarian Associates, L.P. ..................................           50,000                        --
Dean V. and Barbara O. White................................           50,000                        --

    The Prospectus, together with this Prospectus Supplement No. 6, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS SUPPLEMENT IS DECEMBER 30, 1998.